Exhibit 77D: Policies with respect to security investments

Morgan Stanley Variable Investment Series - Money Market Portfolio The Money Market Portfolio made those changes to its investment strategies described in the supplement to its Prospectuses and Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on December 13, 2012 (accession number 0001104659-12-083973) and incorporated by reference herein.